Exhibit 99.1

Gladstone Commercial Amends, Extends and Upsizes Existing Credit Facility

MCLEAN, Va., July 9, 2019 (GLOBE NEWSWIRE) — Gladstone Commercial Corporation (NASDAQ: GOOD) (“Gladstone Commercial” or the “Company”), a real estate investment trust focused on acquiring, owning and operating net leased industrial and office properties, announced today that it amended, extended and upsized its existing, syndicated revolving credit and term loan facility from $160 million to $260 million. The term loan component of the facility was upsized by $85 million to $160 million, inclusive of a $38 million delayed funding component, with the revolving credit facility being upsized by $15 million to $100 million. The Company used the net proceeds of the amended, extended and upsized facility to term out previously existing borrowings under the revolving credit facility.

The term loan component has a five-year term with a maturity date of July 2, 2024 and the revolving credit facility has a four-year term with a maturity date of July 2, 2023. The pricing grid for the amended facility was revised with a spread decrease of 10 basis points for both revolving credit and term loan facility borrowings. The Company also executed interest rate caps on the outstanding term loan facility borrowings.

Jay Beckhorn, Treasurer of Gladstone Commercial, stated, “We’re pleased to announce the successful execution of this transaction with the support of our previously existing bank group, led by Key Bank as joint lead arranger and book manager as well as Fifth Third Bank, U.S. Bank, and Huntington Bank as joint lead arrangers. In addition, we’re extremely excited about the inclusion of Wells Fargo Bank and Goldman Sachs as new balance sheet lenders. It provides us with significant liquidity, a dramatically extended debt maturity profile, as well as an improved interest rate on this debt going forward.”

Mike Sodo, Chief Financial Officer of Gladstone Commercial, added, “This transaction demonstrates the strong relationships we’ve cultivated with our existing and new lenders. We believe that this loan execution is a further testament of the performance and growth of our portfolio over the past few years. This facility will further position us to achieve the long-term goals of our company.”

About Gladstone Commercial Corporation (NASDAQ:GOOD)

Gladstone Commercial is a real estate investment trust focused on acquiring, owning and operating net leased industrial and office properties across the United States. As of March 31, 2019, its real estate portfolio consisted of 102 properties located in 24 states, totaling approximately 11.7 million square feet. For additional information please visit www.gladstonecommercial.com.

Investor Inquiries:

Bob Cutlip

President – Gladstone Commercial Corporation

(703) 287-5878

Bob.Cutlip@gladstonecompanies.com

Mike Sodo

Chief Financial Officer – Gladstone Commercial Corporation

(703) 287-5853

Mike.Sodo@gladstonecompanies.com

All statements contained in this press release, other than historical facts, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Readers should not rely upon forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements. Such risks and uncertainties are disclosed under the caption “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC on February 13, 2019, and other reports filed with the SEC. The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.